Exhibit 10.3

Maguire Properties, Inc.
333 S. Grand Avenue, Suite 400
Los Angeles, California 90071

May 1, 2004

Mr. William H. Flaherty
101 Braddock Court
Southlake, TX 76092

Re:   Amended and Restated Employment Terms

Dear Bill:

   Maguire Properties, Inc. (the “REIT”) and Maguire Properties, L.P. (the “Operating Partnership” and together with the REIT, the “Company”) are pleased to offer you the position of Senior Vice President, Leasing and Marketing of the REIT and the Operating Partnership on the terms set forth below, effective as of May [1], 2004 (the “Effective Date”). Effective as of the Effective Date, this letter (this “Letter”) shall amend and restate in its entirety that certain employment letter, dated November 8, 2002, between you and the Company (the “Original Letter”).

1. Position, Duties and Responsibilities. As of the Effective Date, you will be employed as Senior Vice President, Leasing and Marketing of the REIT and the Operating Partnership. In the capacity of Senior Vice President, Leasing and Marketing, you will have such duties and responsibilities as are normally associated with such position. Your duties may be changed from time to time by the Company, consistent with your position. You will report to the President of the REIT or the Operating Partnership, as applicable, and will work at our principal offices located in downtown Los Angeles (or such other location in the Los Angeles area as the Company may utilize as its principal offices), except for travel to other locations as may be necessary to fulfill your responsibilities. At the Company’s request, you will serve the Company and/or its subsidiaries and affiliates in other offices and capacities in addition to the foregoing. In the event that you serve in any one or more of such additional capacities, your compensation will not be increased beyond that specified in this Letter. In addition, in the event your service in one or more of such additional capacities is terminated, your compensation, as specified in this Letter, will not be diminished or reduced in any manner as a result of such termination for so long as you otherwise remain employed under the terms of this Letter.

2. Base Compensation. During your employment with the Company, the Company will pay you a base salary of $300,000 per year, less payroll deductions and all required withholdings, payable in accordance with the Company’s normal payroll practices and prorated for any partial month of employment. Your base salary may be subject to increase pursuant to the Company’s policies as in effect from time to time.

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3. Annual Bonus. During your employment with the Company, in addition to the base salary set forth above, you will be eligible to participate in the Company’s incentive bonus plan applicable to similarly situated Senior Vice Presidents of the Company. The amount of your annual bonus will be based on the attainment of performance criteria established and evaluated by the Company in accordance with the terms of such bonus plan as in effect from time to time, provided that, subject to the terms of such bonus plan, your target annual bonus will initially be a minimum of 60% of your annual base salary for such year, and your maximum annual bonus will initially be 90% of your annual base salary for such year. Notwithstanding the foregoing, your annual bonus under such plan for the Company’s fiscal year ending December 31, 2004 shall be pro rated based on the period of your employment under this Letter from the Effective Date through December 31, 2004 (or earlier termination of your employment). In addition, you shall be entitled to receive any accrued but unpaid bonus compensation earned by you prior to the Effective Date under the bonus program set forth in the Original Letter, payable at such time and in such manner as set forth in the Original Letter.

4. Acknowledgement of Restricted Stock Award and Cash Payment. You and the Company hereby acknowledge that as of the date of the closing of the initial public offering of shares of the REIT’s common stock (the “IPO Date”), the REIT granted you a number of shares of the REIT’s common stock (the “Restricted Stock”) equal to the quotient obtained by dividing (x) $500,000 by (y) the initial public officering price of a share of the REIT’s common stock. The Restricted Stock was granted to you under the Amended and Restated 2003 Incentive Award Plan of Maguire Properties, Inc., Maguire Properties Services, Inc. and Maguire Properties, L.P. (the “Incentive Plan”) at a purchase price of $0.01 per share and was vested in full as of the IPO Date. The terms and conditions of the Restricted Stock are set forth in a Restricted Stock Agreement, dated June 27, 2003, between you and the REIT. You and the Company further acknowledge that following the IPO Date, the Company paid you a lump-sum cash payment of $500,000, subject to payroll deductions and all required withholdings.

5. Relocation. You agree to relocate your primary residence to the Southern California area not later than autumn 2004. The period commencing on the Effective Date and ending on the earlier to occur of the date of your relocation or autumn 2004 is hereinafter referred to as the “Relocation Period.” You agree that you shall be resident in the Company’s principal offices located in downtown Los Angeles (or such other location in the Los Angeles area as the Company may utilize as its principal offices) during the Relocation Period and thereafter. In connection with your relocation, the Company agrees that:

(a)   Upon the closing by you of the purchase of your residence in the Southern California area, the Company shall pay you (or, at your direction, deposit into your purchase escrow) a lump-sum cash payment of $250,000, subject to all payroll deductions and required withholdings. At your request, the Company shall provide advance written confirmation to the appropriate mortgage lender and/or seller that such amounts are payable to you.

(b)   During the Relocation Period, the Company shall pay directly or reimburse you for the reasonable, actual costs of commuting from your current location in Texas to the

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     Company’s offices in Los Angeles, California, including round-trip airfare and hotel or corporate apartment accommodations in the Los Angeles area.

(c)   The Company shall pay directly or reimburse you for the following additional relocation costs actually incurred by you: (i) sales commission on the sale of your current residence in Texas, (ii) reasonable costs and expenses of moving your family’s personal possessions to the Southern California area, and (iii) reasonable airfare and transportation costs incurred by your family to view prospective homes and schools in the Southern California area.

6. Benefits and Vacation. During your employment with the Company, you will be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs maintained or sponsored by the Company from time to time (including, without limitation, any long-term incentive program adopted in connection with the Incentive Plan) which are applicable to other similarly situated Senior Vice Presidents of the Company, subject to the terms and conditions thereof. You will also be eligible for standard benefits, such as medical insurance, sick leave, vacations and holidays to the extent applicable generally to other similarly situated executives of the Company. During your employment with the Company, the Company will also reimburse you for the initiation fee and monthly dues actually incurred by you for membership in a golf or country club in the Southern California area, such club to be mutually agreed upon by you and the Company.

7. Compensation Gross-Up. The amount of compensation payable to you pursuant to Sections 2, 3 and 5 above will be “grossed up” as necessary (on an after-tax basis) to compensate for any additional social security withholding taxes due as a result of your shared employment by the Operating Partnership, the REIT and, if applicable, any subsidiary and/or affiliate thereof.

8. Confidential and Proprietary Information. As a condition of your employment with the Company, you agree that during the term of such employment and any time thereafter, you will not directly or indirectly disclose or appropriate to your own use, or the use of any third party, any trade secret or confidential information concerning the REIT, the Operating Partnership, Maguire Properties Services, Inc., a Maryland corporation, their respective subsidiaries or affiliates (collectively, the “Maguire Group”) or their businesses, whether or not developed by you, except as it is required in connection with your services rendered for the Company. You further agree that, upon termination of your employment, you will not receive or remove from the files or offices of the Maguire Group any originals or copies of documents or other materials maintained in the ordinary course of business of the Maguire Group, and that you will return any such documents or materials otherwise in your possession. You further agree that, upon termination of your employment, you will maintain in strict confidence the projects in which any member of the Maguire Group is involved or contemplating.

9. Non-Solicitation. You further agree that during the term of such employment and for one year after your employment is terminated, you will not directly or indirectly solicit, induce, or encourage any employee, consultant, agent, customer, vendor, or other parties doing

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business with any member of the Maguire Group to terminate their employment, agency, or other relationship with the Maguire Group or such member or to render services for or transfer their business from the Maguire Group or such member and you will not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

10. At-Will Employment. Your employment with the Company is “at-will,” and either you or the Company may terminate your employment for any reason whatsoever (or for no reason) by giving 30 days prior written notice of such termination to the other party. This at-will employment relationship cannot be changed except in a writing signed by you and an authorized representative of the Company.

11. Non-Cause Termination. Should the Company terminate your employment without “cause” (as defined below), then, in addition to any other amounts payable to you through the date of termination of your employment, the Company will pay you a lump-sum cash severance payment equal to the sum of (x) 100% of your then current annual base salary, plus (y) 100% of your target annual bonus (assuming that you had remained employed) for the year in which the termination of employment occurs; provided, however, that in no event shall you or your estate or beneficiaries be entitled to any such payments hereunder upon any termination of your employment by reason of your total and permanent disability or your death. In addition, in the event of a termination of your employment by the Company without cause, any and all outstanding awards held by you under the Incentive Plan will thereupon become fully vested and exercisable. The existence of cause for termination will be determined in the reasonable discretion of the Company, and will include, without limitation, the following: (a) material failure by you to exercise a reasonable level of skill and efficiency in performing your duties or responsibilities; (b) misconduct by you which injures the general reputation of any member of the Maguire Group or interferes with contracts or operations of any member of the Maguire Group; (c) your conviction of a felony or any crime involving moral turpitude; (d) fraud, misrepresentation, or breach of trust by you in the course of your employment which adversely affects any member of the Maguire Group; or (e) a material breach of your covenants set forth in Section 8 or 9 above. Your right to receive the severance payments set forth herein is conditioned on and subject to your execution and non-revocation of a general release of claims against the Maguire Group, in a form reasonably acceptable to the Company.

12. Company Rules and Regulations. As an employee of the Company, you agree to abide by Company rules and regulations as set forth in the Company’s Employee Handbook or as otherwise promulgated.

13. Payment of Financial Obligations. The payment or provision to you by the Company of any remuneration, benefits or other financial obligations pursuant to this Letter will be allocated to the Operating Partnership, the REIT and, if applicable, any subsidiary and/or affiliate thereof in accordance with the Employee Sharing and Expense Allocation Agreement, by and between the REIT, the Operating Partnership, and Maguire Properties Services, Inc., as in effect from time to time.

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14. Withholding. The Company may withhold from any amounts payable under this Letter such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

15. Entire Agreement. As of the Effective Date, this Letter and the employment terms set forth herein comprise the final, complete and exclusive agreement between you and the Company with respect to the subject matter hereof and replace and supersede any and all other agreements, offers or promises, whether oral or written, made to you by any member of the Maguire Group or any entity (a “Predecessor Employer”), or representative thereof, whose business or assets any member of the Maguire Group succeeded to in connection with the initial public offering of the common stock of the REIT or the transactions related thereto (including, without limitation, the Original Letter). You agree that any such agreement, offer or promise between you and any member of the Maguire Group or a Predecessor Employer (or any representative thereof) is hereby terminated and will be of no further force or effect, and you acknowledge and agree that upon your execution of this Letter, you will have no right or interest in or with respect to any such agreement, offer or promise.

16. Proof of Right to Work. As required by law, this offer of employment is subject to satisfactory proof of your right to work in the United States.

[SIGNATURE PAGE FOLLOWS]

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Please confirm your agreement to the foregoing by signing and dating the enclosed duplicate original of this Letter in the space provided below for your signature and returning it to Rick Gilchrist. Please retain one fully-executed original for your files.

Sincerely,

Maguire Properties, Inc.,
a Maryland corporation

By:   /s/ Richard Gilchrist
Name: Richard I. Gilchrist
Title: President & Co-CEO

Maguire Properties, L.P.,
a Maryland limited partnership

By: Maguire Properties, Inc.
Its: General Partner

By:   /s/ Richard Gilchrist
Name: Richard I. Gilchrist
Title: President & Co-CEO

Accepted and Agreed,
this 1st day of May, 2004.

By:   /s/ William Flaherty
William H. Flaherty

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